UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TOKAI PHARMACEUTICALS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TOKAI PHARMACEUTICALS, INC.

255 State Street, 6th floor

Boston, Massachusetts 02109

(617) 225-4305

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2015

Dear Stockholders:

You are cordially invited to attend the 2015 annual meeting of stockholders of Tokai Pharmaceuticals, Inc. to be held on Wednesday, June 17, 2015 at 9:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors nominated by our board of directors, each to serve for a three-year term expiring at the 2018 annual meeting of stockholders or until his or her successor has been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 23, 2015 will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet expedites stockholders’ receipt of proxy materials, lowers costs and reduces the environmental impact of our annual meeting.

We encourage all stockholders to attend the annual meeting in person. However, whether or not you plan to attend the annual meeting in person, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on each of your voting options described in the proxy statement.

Thank you for your ongoing support and continued interest in Tokai Pharmaceuticals, Inc.

By Order of the Board of Directors,

Jodie P. Morrison

President and Chief Executive Officer

Boston, Massachusetts

April 30, 2015

Important Notice Regarding Internet Availability of Proxy Materials: This proxy statement and our 2014 annual report to stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at www.proxydocs.com/tkai. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133, by emailing paper@investorelections.com or by submitting a request over the Internet at www.investorelections.com/tkai.

INFORMATION CONCERNING SOLICITATION AND VOTING	1

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	2

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	6

Election of Directors	6

Class I Director Nominees	6

Class II Directors	7

Class III Directors	8

Corporate Governance Matters	8

Corporate Governance Guidelines	8

Board Leadership Structure	9

Board Determination of Independence	9

STOCK OWNERSHIP AND REPORTING	30

Security Ownership of Certain Beneficial Owners and Management	30

Section 16(a) Beneficial Ownership Reporting Compliance	32

OTHER MATTERS	33

Stockholder Proposals for our 2016 Annual Meeting	33

Householding of Annual Meeting Materials	33

255 State Street, 6th floor

Boston, Massachusetts 02109

(617) 225-4305

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Tokai Pharmaceuticals, Inc. for use at the annual meeting of stockholders to be held on Wednesday, June 17, 2015 at 9:00 a.m., Eastern Daylight Time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournment thereof. Except where the context otherwise requires, references to “Tokai Pharmaceuticals,” “the Company,” “we,” “us,” “our” and similar terms refer to Tokai Pharmaceuticals, Inc.

This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. We are making this proxy statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2014 available to stockholders for the first time on or about April 30, 2015.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Tokai Pharmaceuticals, Inc., 255 State Street, 6th floor, Boston, Massachusetts 02109 or by calling (866) 648-8133, by emailing paper@investorelections.com or by submitting a request over the Internet at www.investorelections.com/tkai. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Why did I receive these proxy materials?

A.	Our board of directors has made these materials available to you on the Internet in connection with the solicitation of proxies for use at our 2015 annual meeting of stockholders to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109 on Wednesday, June 17, 2015 at 9:00 a.m., Eastern Daylight Time. As a holder of common stock, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A.	In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the notice.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors nominated by our board of directors, each to serve for a three-year term expiring at the 2018 annual meeting of stockholders or until his or her successor has been duly elected and qualified (Proposal 1);

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2); and

3.	The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Q.	Who can vote at the annual meeting?

A.	To be entitled to vote, you must have been a stockholder of record at the close of business on April 23, 2015, the record date for our annual meeting. There were 22,403,366 shares of our common stock outstanding and entitled to vote at the annual meeting as of the record date.

Q.	How many votes do I have?

A.	Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

Q.	How do I vote?

A.	If you are the “record holder” of your shares, meaning that your shares are registered in your name in the records of our transfer agent, Continental Stock Transfer & Trust Company, you may vote your shares at the meeting in person or by proxy as follows:

1.	Over the Internet: To vote over the Internet, please go to the following website: www.proxypush.com/tkai, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. You must submit your Internet proxy before 11:59 p.m., Eastern Daylight Time, on June 16, 2015, the day before the annual meeting, for your proxy to be valid and your vote to count.

2.	By Telephone: To vote by telephone, please call (866) 206-4382, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. You must submit your telephonic proxy before 11:59 p.m., Eastern Daylight Time, on June 16, 2015, the day before the annual meeting, for your proxy to be valid and your vote to count.

3.	By Mail: To vote by mail, you must mark, sign and date the proxy card and then mail the proxy card in accordance with the instructions on the proxy card. If you vote by mail, you do not need to vote over the Internet or by telephone. Mediant Communications, Inc. must receive the proxy card not later than June 16, 2015, the day before the annual meeting, for your proxy to be valid and your vote to count. If you return your proxy card but do not specify how you want your shares voted on any particular matter, they will be voted in accordance with the recommendations of our board of directors.

4.	In Person at the Meeting: If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by an intermediary, such as a broker, then you are deemed to be the beneficial owner of your shares and the broker that actually holds the shares for you is the record holder and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the broker that holds your shares. In order to vote your shares, you will need to follow the instructions that your broker provides you. Many brokers solicit voting instructions over the Internet or by telephone.

If you do not give instructions to your broker, your broker will still be able to vote your shares with respect to certain “discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2) is considered a discretionary item. Accordingly, your broker may vote your shares in its discretion with respect to that matter even if you do not give voting instructions on Proposal 2.

However, under applicable stock exchange rules that regulate voting by registered brokerage firms, the election of our nominees to serve as Class I directors (Proposal 1) is not considered to be a discretionary item. Accordingly, if you do not give your broker voting instructions on Proposal 1, your broker may not vote your shares with respect to this matter and your shares will be counted as “broker non-votes” with respect to the proposal. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a legal proxy, executed in your favor, from the holder of record (i.e., your broker). A legal proxy is not the form of proxy included with this proxy statement. You will not be able to vote shares you hold in street name in person at the annual meeting unless you have a legal proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the vote is taken at the annual meeting. To do so, you must do one of the following:

1.	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

2.	Sign and return a new proxy card. Only your latest dated and timely received proxy card will be counted.

3.	Attend the annual meeting and vote in person as instructed above. Attending the annual meeting will not alone revoke your Internet vote, telephone vote or proxy card submitted by mail, as the case may be.

4.	Give our corporate secretary written notice before or at the meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer above.

Q.	How many shares must be represented to have a quorum and hold the annual meeting?

A.	A majority of our shares of common stock outstanding at the record date must be present in person or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in “street name” by brokers who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the annual meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1—Election of Class I Directors

A nominee will be elected as a director at the annual meeting if the nominee receives a plurality of the votes cast “for” the applicable seat on the board of directors.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2015.

Shares which abstain from voting and “broker non-votes” with respect to a matter will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on Proposal 1 or Proposal 2 referenced above.

Q.	Who will count the vote?

A.	The votes will be counted, tabulated and certified by Mediant Communications, Inc.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of the three nominees to serve as Class I directors, each for a three year term; and

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting other than the election of our Class I directors and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days following the end of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may remain an emerging growth company for up to five years from the date of our initial public offering. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include reduced disclosure obligations regarding executive compensation. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may take advantage of some or all these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. We have taken advantage of certain reduced reporting obligations in this proxy. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Election of Directors

Our board of directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors (Jodie P. Morrison, Cheryl L. Cohen and Joseph A. Yanchik, III), whose terms expire at this annual meeting of stockholders; two Class II directors (Timothy J. Barberich and David A. Kessler), whose terms expire at the 2016 annual meeting of stockholders; and two Class III directors (Seth L. Harrison and Stephen Buckley Jr.), whose terms expire at the 2017 annual meeting of stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Other than Ms. Cohen and Mr. Buckley, each of our directors were elected as directors pursuant to a stockholders agreement that we entered into with the holders of our preferred stock that terminated upon the closing of our initial public offering.

Set forth below are the names and certain information for each member of the board, including the nominees for election as Class I directors, as of April 15, 2015. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our nominating and corporate governance committee and our board of directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described in “—Board Processes—Director Nomination Process” the committee expects of each director. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)

Class I Director Nominees
Jodie P. Morrison	39	President and Chief Executive Officer, Director
Cheryl L. Cohen	49	Director
Joseph A. Yanchik, III (1)	51	Director

Class II Directors
Timothy J. Barberich (1)(2)(3)	67	Director
David A. Kessler, M.D. (2)(3)	63	Director

Class III Directors
Seth L. Harrison, M.D. (2)(3)	54	Chairman of the Board of Directors
Stephen Buckley, Jr. (1)	65	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Class I Director Nominees

Jodie P. Morrison has served as our President and Chief Executive Officer and as a member of our board of directors since March 2013. From December 2006 until March 2013, Ms. Morrison held other senior positions with us, including Chief Operating Officer, Head of Clinical Affairs and Program Operations and Vice President of Clinical Affairs and Program Operations. Prior to joining our company, Ms. Morrison served as Director of Clinical Operations and Medical Affairs at Dyax Corporation, or Dyax. Prior to joining Dyax, Ms. Morrison held clinical management positions at both Curis, Inc. and at Diacrin, Inc. Ms. Morrison received a B.A. in neuroscience from Mount Holyoke College, her clinical research certification from the Boston University

School of Medicine and her business training through the Greater Boston Executive Program at the MIT Sloan School of Management. We believe Ms. Morrison is qualified to serve on our board of directors due to her service as our President and Chief Executive Officer, her years of service as our Chief Operating Officer and her extensive knowledge of our company and industry.

Cheryl L. Cohen has served as a member of our board of directors since April 2015. From September 2011 until July 2014, Ms. Cohen served as Chief Commercial Officer of Medivation, Inc., or Medivation. Ms. Cohen currently serves as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization, where she also served as president from September 2008 until September 2011. From November 2007 to September 2008, she served as the vice president, strategic commercial group, of Health Care Systems, Inc., a Johnson & Johnson company, and from October 1998 to November 2007, she worked at Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), a Johnson & Johnson company, in a variety of senior sales roles including vice president, rheumatology franchise. Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions. Ms. Cohen received her B.A. from Saint Joseph College. We believe Ms. Cohen is qualified to serve on our board of directors due to her expertise in oncology and new drug commercialization.

Joseph A. Yanchik, III is one of our founders and has served as a member of our board of directors since August 2005 and as a member of our audit committee since January 2012. Mr. Yanchik served as our Chief Executive Officer from August 2005 until August 2008. Mr. Yanchik has served as the President and Chief Executive Officer of Aileron Therapeutics, Inc., or Aileron, since July 2005. Mr. Yanchik previously served as Venture Partner at Apple Tree Partners, or Apple Tree, a life sciences investment firm, from June 2005 until September 2009, Vice President of Corporate Development at Mendel Biotechnology and founder and Chief Business Officer of Poetic Genetics, Inc. Prior to that, Mr. Yanchik specialized in corporate and securities law at Cahill Gordon & Reindel and Venture Law Group. Mr. Yanchik received a B.B.A. from Loyola College and a J.D. from the Villanova University School of Law. We believe Mr. Yanchik is qualified to serve on our board of directors due to his extensive business, legal and investment experience, his knowledge of our company and his experience as a chief executive officer of a life sciences company.

Class II Directors

Timothy J. Barberich has served as a member of our board of directors since February 2010, as a member of our audit committee since January 2012, as a member of our compensation committee since January 2012, including as chairman of the compensation committee since September 2014, and as a member of our nominating and corporate governance committee since September 2014. Mr. Barberich founded Sepracor, Inc., or Sepracor, in 1984 and served as Chief Executive Officer and Chairman of the board of directors of Sepracor until November 2009 when Sepracor was acquired by Dainippon Sumitomo. Prior to founding Sepracor, Mr. Barberich served as a senior executive at Millipore Corporation. Mr. Barberich currently serves on the boards of directors of Heartware International, Inc., or Heartware, GI Dynamics, Inc., Verastem Pharmaceuticals, Inc., Neurovance and BioNevia, Inc. He previously served on the Board of Trustees of the Boston Medical Center and the board of the Pharmaceutical Research and Manufacturers’ Association. Mr. Barberich received a B.S. in chemistry from Kings College. We believe Mr. Barberich is qualified to serve on our board of directors due to his significant experience in the development and commercialization of pharmaceutical products, his leadership experience at other pharmaceutical companies and his service on other boards of directors.

David A. Kessler, M.D. has served as a member of our board of directors since March 2009, as a member of our compensation committee since September 2014 and as a member of our nominating and corporate governance committee since September 2014. Dr. Kessler has served as Professor of Pediatrics and Epidemiology and Biostatistics at the University of California, San Francisco, or UCSF, School of Medicine since 2003. Dr. Kessler served as the Dean of the School of Medicine and the Vice Chancellor for Medical Affairs at UCSF from 2003 until 2007 and Dean of the Yale University School of Medicine from 1997 until 2003. Dr. Kessler served as Commissioner of the FDA from November 1990 until March 1997. He currently serves as a senior advisor to TPG Capital. Dr. Kessler was elected a member of the Institute of Medicine in 1993.

Currently, Dr. Kessler serves on the board of directors of Immucor, Inc. He previously served on the board of directors of Aptalis Pharma Inc. Dr. Kessler received a B.A. from Amherst College, a J.D. from The University of Chicago Law School and an M.D. from Harvard Medical School. In addition, Dr. Kessler received an Advanced Professional Certificate from the New York University Graduate School of Business Administration. We believe Dr.  Kessler is qualified to serve on our board of directors due to his extensive healthcare and regulatory experience.

Class III Directors

Seth L. Harrison, M.D. is one of our founders and has served as a member of our board of directors since April 2005, including as chairman of our board of directors since August 2005, and as a member of our compensation committee since January 2012 and our nominating and corporate governance committee, including as chairman of the nominating and corporate governance committee, since September 2014. In September 1999, Dr. Harrison founded Apple Tree and since that time has served as Apple Tree’s Managing Partner. In addition, Dr. Harrison previously served as our Chief Executive Officer from August 2008 until September 2011. Currently, Dr. Harrison serves as a member of the boards of directors of Heartware and Aileron and as Chairman of the board of directors of Braeburn Pharmaceuticals. From 2002 until 2010, Dr. Harrison served as a member of the board of directors of the International Partnership for Microbicides, a Rockefeller Foundation/Gates Foundation sponsored public-private partnership engaged in the development of anti-HIV microbicides. Dr. Harrison received an A.B. from Princeton University, an M.D. and M.B.A., both from Columbia University, and completed a surgery internship at the Presbyterian Hospital in the City of New York. We believe Dr. Harrison is qualified to serve on our board of directors due to his strong medical and venture capital background, his extensive experience with development-stage companies such as ours and his service on the boards of directors of a range of public and private companies.

Stephen Buckley, Jr. has served as a member of our board of directors and as chairman of our audit committee since January 2015. Mr. Buckley spent 25 years as a partner of Ernst & Young LLP, where he led assurance and advisory teams serving public and private companies in life sciences and other technologies. Mr. Buckley led Ernst & Young’s Life Sciences Industry Practice of New England from 1991 to 2006, and was Director of its New England Entrepreneurial Services Group from 1991 to 2001. He was previously a partner in the Boston, Massachusetts office of Arthur Young until its merger into Ernst & Young in 1989. Mr. Buckley is a member of the American Institute of CPAs. Mr. Buckley serves on the board of directors of Enanta Pharmaceuticals, Inc. and Mevion Medical Systems, Inc. Mr. Buckley received an A.B. from Bowdoin College and a Masters of Science in Accounting from Northeastern University. We believe Mr. Buckley is qualified to serve on our board of directors due to his extensive experience evaluating financial statements and financial reporting procedures.

Corporate Governance Matters

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the “Investors & Media—Corporate Governance” section of our website, which is located at www.tokaipharma.com. Alternatively, you can request a copy of any of these documents by writing us at Tokai Pharmaceuticals, Inc., 255 State Street, 6th floor, Boston, Massachusetts 02109, Attention: Investor Relations.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board of directors’ business, provide that:

•	the principal responsibility of our board of directors is to oversee our management;

•	a majority of the members of the board of directors must be independent directors, unless otherwise permitted by NASDAQ rules;

•	the independent directors meet at least twice a year in executive session and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.

Board Leadership Structure

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess the board of director’s leadership structure, including whether the offices of chief executive officer and chairman of the board of directors should be separate. Our guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We currently separate the roles of chief executive officer and chairman of the board of directors. Our president and chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chairman of the board of directors presides over meetings of the board of directors, including executive sessions of the board of directors, and performs oversight responsibilities. The board of directors has not appointed a lead independent director. Our board of directors has three standing committees that currently consist of, and are chaired by, independent directors. Our board of directors delegates substantial responsibilities to the committees, which then report their activities and actions back to the full board of directors. We believe that the independent committees of our board of directors and their chairpersons promote effective independent governance. We believe this structure represents an appropriate allocation of roles and responsibilities for our company at this time because it strikes an effective balance between management and independent leadership participation in our board of directors proceedings.

Board Determination of Independence

Rule 5605 of the NASDAQ Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Jodie P. Morrison, is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Ms. Morrison is not an independent director under Rule 5605(a)(2) because she is our President and Chief Executive Officer. Our board of directors also determined that Stephen Buckley, Jr., Timothy J. Barberich and Joseph A. Yanchik, III, who comprise our audit committee, Timothy J. Barberich, Seth L. Harrison and David A. Kessler, who comprise our compensation committee and Seth L. Harrison, Timothy J. Barberich and David A. Kessler, who are members of our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable, including in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the compensation committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board of Director Meetings and Attendance

Our board of directors held nine meetings during fiscal 2014. During fiscal 2014, each of the directors then in office attended at least 75% of the aggregate of the number of board of director meetings and the number of meetings held by all committees of the board of directors on which such director then served. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board of directors is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Tokai Pharmaceuticals, Inc., Attention: Board of Directors, 255 State Street, 6th floor, Boston, Massachusetts 02109.

Committees of the Board of Directors

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a charter that has been approved by our board of directors. A copy of each committee’s charter can be found under the “Investors & Media—Corporate Governance” section of our website, which is located at www.tokaipharma.com.

Audit Committee

Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function, if any;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

The members of our audit committee are Stephen Buckley, Jr., Timothy J. Barberich and Joseph A. Yanchik, III. Mr. Buckley chairs the audit committee. Our board of directors has determined that Stephen Buckley, Jr. qualifies as an “audit committee financial expert” within the meaning of applicable SEC rules. The audit committee held seven meetings during fiscal 2014.

Compensation Committee

Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board with respect to, the compensation of our Chief Executive Officer and other executive officers;

•	overseeing the evaluation of our senior executives;

•	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;

•	overseeing and administering our equity-based plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis” disclosure to the extent such disclosure is required by SEC rules; and

•	preparing the compensation committee report required by SEC rules.

The members of our compensation committee are Timothy J. Barberich, Seth L. Harrison and David A. Kessler. Mr. Barberich chairs the compensation committee. The compensation committee held four meetings during fiscal 2014.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board;

•	recommending to our board the persons to be nominated for election as directors and to each of our board’s committees;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual evaluation of our board.

The current members of our nominating and corporate governance committee are Seth L. Harrison, Timothy J. Barberich and David A. Kessler. Dr. Harrison chairs the nominating and corporate governance committee. The nominating and corporate governance committee did not meet during fiscal 2014.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

Criteria and Diversity

In considering whether to recommend to our board of directors any particular candidate for inclusion in our board of directors’ slate of recommended director nominees, including candidates recommended by stockholders, the nominating and corporate governance committee of our board of directors applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, the ability to act in the interests of all stockholders and lack of conflicts of interest.

The director biographies on pages 6 to 7 indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our board of directors to conclude he or she should continue to serve as a director. Our nominating and corporate governance committee and our board of directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our board of directors as a whole.

Our nominating and corporate governance committee does not have a policy (formal or informal) with respect to diversity, but believes that our board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the nominating and corporate governance committee also takes into consideration the diversity (with respect to gender, race and national origin) of our board members. The nominating and corporate governance committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholder Nominations

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Tokai Pharmaceuticals, Inc., Attention: Nominating and Corporate Governance Committee, 255 State Street, 6th floor, Boston, Massachusetts 02109. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures set forth under “Stockholder Proposals for 2016 Annual Meeting.”

During 2015, Stephen Buckley, Jr. and Cheryl L. Cohen were each appointed by our board of directors as a new director.

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. Our board of directors fulfills this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our nominating and corporate governance committee oversees risk management activities relating to our board of directors composition and management succession planning. Each committee reports to the full board of directors on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board of directors discuss particular risks.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, and other than Dr. Harrison, who served as our Chief Executive Officer from August 2008 until September 2011, none of the members of our compensation committee has ever been an officer or employee of our company.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on the “Investors & Media—Corporate Governance” section of our website, which is located at www.tokaipharma.com. We intend to disclose on our website any amendments to, or waivers from, the code of business conduct and ethics that are required to be disclosed pursuant to the disclosure requirements of Item 5.05 of Form 8-K.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person’s position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

•	the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

•	the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

•	the amount involved in the transaction is less than the greater of $200,000 and 5% of the annual gross revenue of the company receiving payment under the transaction.

The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief executive officer or chief financial officer and will be reviewed and approved by our audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief executive officer or chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, our audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee. The policy also provides that alternatively, our chief executive officer or chief financial officer may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, the policy provides that any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

The policy provides that transactions involving compensation of executive officers will be reviewed and approved by our compensation committee in the manner to be specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the policy provides that the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The policy provides that the audit committee will review all relevant information available to it about the related person transaction. The policy provides that the audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Related Person Transactions

Other than the compensation arrangements for our named executive officers and directors, which are described elsewhere in the “Executive Compensation” and “Director Compensation” sections of this proxy statement, set forth below is a description of transactions since January 1, 2014 to which we were or will be a party, and in which

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, nominees for director or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties.

Initial Public Offering

In September 2014, we entered into an underwriting agreement with BMO Capital Markets Corp., Stifel, Nicolaus & Company, Incorporated and William Blair & Company, L.L.C., as representatives of the several underwriters, relating to an underwritten public offering of shares of our common stock. Pursuant to the underwriting agreement, we sold an aggregate of 7,020,000 shares of our common stock to the underwriters, including the partial exercise of the underwriters’ option to purchase additional shares of common stock. The offering price of the shares to the public was $15.00 per share. The offering closed on September 22, 2014, and the sale of shares pursuant to the partial exercise of the underwriters’ option to purchase additional shares of common stock closed on October 9, 2014. Certain holders of more than 5% of our capital stock (including shares of common stock acquired in the offering) purchased shares of our common stock from the underwriters in the offering at the offering price of the shares to the public. The following table sets forth the number of shares of our common stock purchased and the aggregate cash purchase price paid by each of these stockholders.

Purchaser	Shares of Common Stock	Purchase Price
Novo A/S	1,000,000	$15,000,000
Novartis BioVentures Ltd.	325,000	$4,875,000
Apple Tree Partners II – Annex L.P.(1)	237,500	$3,562,500
Apple Tree Partners IV, L.P.(1)	125,000	$1,875,000

(1)	Dr. Seth L. Harrison, a member of our board of directors, is a principal of the general partner of each of Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P. Dr. Harrison disclaims beneficial ownership of the shares held by each of Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., except to the extent of his pecuniary interest therein. Dr. Harrison has sole voting and investment control and power over the shares held by Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Certain information regarding our executive officers who are not also directors, as of April 15, 2015, is set forth below.

Name	Age	Position(s)

Lee H. Kalowski	34	Chief Financial Officer
John S. McBride	63	Chief Operating Officer
Karen J. Ferrante, M.D.	57	Head of Research and Development and Chief Medical Officer

Lee H. Kalowski has served as our Chief Financial Officer since September 2014. Prior to joining our company, Mr. Kalowski served in global biotechnology equity research at Credit Suisse where he covered companies in the biopharmaceutical industry, including companies developing prostate cancer therapies, as a vice president from January 2012 until September 2014, as a senior analyst from May 2011 until September 2014 and as an associate from June 2010 until May 2011. Prior to joining Credit Suisse, Mr. Kalowski worked in mergers and acquisitions for the pharmaceutical division of Johnson & Johnson from May 2009 until August 2009 while attending the Wharton School, University of Pennsylvania, from July 2008 until May 2010. Prior to that, Mr. Kalowski held global pharmaceutical equity research positions at Sanford C. Bernstein & Co. LLC and Prudential Equity Group, LLC. Mr. Kalowski received a B.A. in biology and economics from Union College and an M.B.A. in finance and health care management from the Wharton School, University of Pennsylvania.

John S. McBride has served as our Chief Operating Officer since February 2014 and served as our Chief Financial Officer from April 2014 until September 2014. Prior to joining our company, Mr. McBride founded and served as President of Alliance Life Science Advisors, Inc., a consulting firm focused on assisting life science companies with strategic planning, business development and financing projects from March 2012 until February 2014. Prior to founding Alliance Life Science Advisors, Inc., Mr. McBride was an independent consultant from January 2009 until March 2012. In addition, Mr. McBride previously served as Executive Vice President and Chief Operating Officer of Gloucester Pharmaceuticals, Inc., Global Head of Oncology Licensing at Pharmacia Corporation, Executive Vice President, Business Operations and Chief Financial Officer at CytoTherapeutics, Inc., Vice President, Business Development and Treasurer at Phytera, Inc., Vice President, Commercial Development at Sparta Pharmaceuticals, Inc. and Vice President, Business Development at U.S. Bioscience, Inc. Currently, Mr. McBride serves as a member of the board of directors of Intezyne, Inc. From August 2008 until June 2013, Mr. McBride served as a member of the board of directors of Niiki Pharma Inc. Mr. McBride received a B.S. in biochemistry and an M.S. in chemical engineering from the University of Wisconsin and an M.B.A. from the Wharton School, University of Pennsylvania.

Karen J. Ferrante, M.D. has served as our Head of Research and Development and Chief Medical Officer since April 2014. Prior to joining our company, Dr. Ferrante served as oncology therapeutic area head and Takeda Cambridge, USA site head for Takeda Pharmaceuticals from May 2013 until July 2013 and held senior positions at Millennium Pharmaceuticals, which was acquired by Takeda Pharmaceuticals in May 2008, including Chief Medical Officer, a Head of Research and Development and Senior Vice President, Clinical Development from September 2007 until May 2013. In addition, Dr. Ferrante previously held positions of increasing responsibility at Pfizer Global Research & Development, including Vice President and Therapeutic Area Clinical Leader in Oncology Development, and served as Associate Director of Clinical Oncology at Bristol-Myers Squibb Company, or BMS. Prior to joining BMS, Dr. Ferrante served as a staff physician at the Beth Israel Deaconess Hospital. She also served as instructor, clinical instructor and clinical fellow in medicine at the Harvard Medical School while completing her internship and residency in internal medicine followed by her fellowship in hematology and oncology at Beth Israel Deaconess Hospital. Currently, Dr. Ferrante serves as a member of the board of directors of Progenics Pharmaceuticals, Inc. Dr. Ferrante received a B.S. in chemistry and biology from Providence College and an M.D. from Georgetown University.

Executive Compensation

This section discusses the material elements of our executive compensation policies for our “named executive officers” and the most important factors relevant to an analysis of these policies. For 2014, our “named executive officers” are Jodie P. Morrison, our President and Chief Executive Officer, and our two other most highly compensated executive officers, Lee H. Kalowski, our Chief Financial Officer, and Karen J. Ferrante, M.D., our Head of Research and Development and Chief Medical Officer. In addition, this section provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the following tables and the corresponding narrative.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jodie P. Morrison(3)	2014	373,914	234,632		—	1,928,792(4)	50(2)	2,537,387
President and Chief Executive Officer	2013	330,103	91,875		—	547,134	565(2)	969,677

Lee H. Kalowski(5)	2014	110,656	91,027	(6)	817,253	2,271,625	20(2)	3,290,581
Chief Financial Officer

Karen J. Ferrante, M.D.(7)	2014	249,292	159,477	(8)	—	1,145,830	65,512(9)	1,620,111
Head of Research and Development and Chief Medical Officer

(1)	These amounts represent the aggregate grant date fair value of awards for 2014 and 2013, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. See Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying the valuation of equity awards.

(2)	Represents the value of company-paid premiums for group term life insurance and long term disability insurance.

(3)	Ms. Morrison also serves as a member of our board of directors but does not receive any additional compensation for her service as a director.

(4)	In June 2014, our board of directors modified the performance-based vesting conditions of an option previously awarded to Ms. Morrison for the purchase of 165,251 shares of common stock that was subject to performance-based vesting to provide that the option would vest as to 100% of the shares underlying the option upon the closing of our initial public offering. The amount reported includes the incremental fair value of $700,000 for the modified option, computed in accordance with FASB ASC Topic 718.

(5)	Mr. Kalowski joined our company as Chief Financial Officer in September 2014.

(6)	This amount includes a cash signing bonus of $45,000 paid to Mr. Kalowski in connection with the commencement of his employment in September 2014 and an annual bonus of $46,027 awarded to Mr. Kalowski by our board of directors for 2014.

(7)	Dr. Ferrante served as a consultant to our company from December 2013 to April 2014 and joined our company as Head of Research and Development and Chief Medical Officer in April 2014.

(8)	This amount includes a cash signing bonus of $50,000 paid to Dr. Ferrante in connection with the commencement of her employment in April 2014 and an annual bonus of $109,477 awarded to Dr. Ferrante by our board of directors for 2014.

(9)	This amount includes $64,700 for consulting fees and $576 for the reimbursement of expenses paid to Dr. Ferrante in 2014 for her services as a consultant prior to the commencement of Dr. Ferrante’s employment with us and $236 for the value of company-paid premiums for group term life insurance and long term disability insurance.

Narrative Disclosure to Summary Compensation Table

The following describes the material terms of the elements of our executive compensation program for our named executive officers during 2014.

Base Salary

At the start of 2014, Ms. Morrison’s annual base salary was $350,000. Effective as of October 16, 2014, the compensation committee of our board of directors increased Ms. Morrison’s annual base salary to $475,000. Mr. Kalowski’s annual base salary was set at $320,000 when he joined our company as Chief Financial Officer in September 2014. When Dr. Ferrante joined our company as Head of Research and Development and Chief Medical Officer in April 2014, her annual base salary was $325,000. Effective as of October 16, 2014, the compensation committee of our board of directors increased Dr. Ferrante’s annual base salary to $380,000. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Annual Bonus

Our board of directors may, in its discretion, award bonuses to our named executive officers from time to time. We typically establish annual bonus targets based around a set of specified corporate goals for our named executive officers and conduct an annual performance review to determine the attainment of such goals. Our management may propose bonus awards to the compensation committee of the board or the board primarily based on such review process. Our board of directors makes the final determination of the eligibility requirements for and the amount of such bonus awards. For 2014, Ms. Morrison, Mr. Kalowski and Dr. Ferrante were eligible for performance bonuses of up to 50%, 35% and 35% of their respective base salaries. For 2014, we awarded bonuses to Ms. Morrison, Mr. Kalowski and Dr. Ferrante in the amounts of $234,632, $46,027 and $109,477, respectively, based on each named executive officer’s individual performance and our performance as a company for 2014. Mr. Kalowski and Dr. Ferrante, who each joined our company in 2014, were also awarded signing bonuses of $45,000 and $50,000, respectively. For 2013, we awarded a bonus of $91,875 to Ms. Morrison based on her individual performance and our performance as a company for 2013.

Equity Incentives

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options or restricted stock unit awards.

In April 2014, pursuant to the terms of Dr. Ferrante’s employment agreement, the compensation committee of the board of directors awarded Dr. Ferrante an option to purchase 258,036 shares of common stock. In September 2014, pursuant to the terms of Mr. Kalowski’s employment agreement, the compensation committee of the board of directors awarded Mr. Kalowski a restricted stock unit award covering 54,604 shares of common stock and an option to purchase 218,417 shares of common stock. In October 2014, as part of its annual compensation review, the compensation committee of the board of directors awarded Ms. Morrison an option to purchase 134,134 shares of common stock. All of these awards are subject to time-based vesting. See “—Outstanding Equity Awards at Fiscal Year End 2014” below.

Outstanding Equity Awards at Fiscal Year End 2014

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Jodie P. Morrison	2,574		—		2.31	5/27/2018	—		—
	22,441		—		0.63	5/6/2019	—		—
	53,270		7,608	(1)	1.37	6/28/2021	—		—
	47,956		11,051	(2)	1.37	9/7/2021	—		—
	213,321		127,979	(3)	1.58	6/26/2023	—		—
	165,251	(4)	—		1.58	6/26/2023	—		—
	—		134,134	(5)	13.25	10/15/2024	—		—
Lee H. Kalowski	—		218,417	(6)	15.00	9/17/2024	—		—
	—		—		—	—	54,604	(7)	804,862
Karen J. Ferrante, M.D.	59,135		198,901	(8)	6.50	4/8/2024	—		—

(1)	This option vested as to 2.083% of the shares underlying the option on July 1, 2011 and vests as to an additional 2.083% of the shares underlying the option monthly thereafter through June 1, 2015.

(2)	With respect to 5,131 shares underlying this option, 2.083% of those shares vested on October 1, 2011 and an additional 2.083% of those shares vest on the first day of each month thereafter through September 1, 2015. With respect to 6,414 shares underlying this option, 2.083% of those shares vested on October 7, 2011 and an additional 2.083% of those shares vest on the first day of each month thereafter through September 1, 2015. With respect to 21,037 shares underlying this option, 8.3333% of those shares vested on January 27, 2012 and an additional 2.083% of those shares vest on the first day of each month thereafter through September 1, 2015. With respect to 26,425 shares underlying this option, 20.8333% of those shares vested on July 12, 2012 and an additional 2.083% of those shares vest on the first day of each month thereafter through September 1, 2015.

(3)	With respect to 258,825 shares underlying this option, 2.083% of those shares vested on July 1, 2013 and an additional 2.083% of those shares vest on the first day of each month thereafter through June 1, 2017. With respect to 82,475 shares underlying this option, 8.333% of those shares vested on October 24, 2013 and an additional 2.083% of those shares vest on the first day of each month thereafter through June 1, 2017. Upon the closing of our initial public offering in September 2014, the vesting for this option accelerated by 12 months.

(4)	This option is a performance-based option that vested as to 100% of the shares underlying the option upon the closing of our initial public offering in September 2014.

(5)	This option vests as to 8.333% of the shares underlying the option on May 1, 2015 and vests as to an additional 2.083% of the shares underlying the option monthly thereafter through November 1, 2018.

(6)	This option vested as to 12.5% of the shares underlying the option on March 1, 2015 and vests as to an additional 2.083% of the shares underlying the option monthly thereafter through September 1, 2018.

(7)	Represents restricted stock units that vested as to 12.5% of the restricted stock units on April 1, 2015 and vests as to an additional 12.5% of the restricted stock units on September 1, 2015 and as to an additional 12.5% of the restricted stock units on the first day of each six-month period thereafter through September 1, 2018.

(8)	This option vested as to 12.5% of the shares underlying the option on July 1, 2014 and vests as to an additional 2.083% of the shares underlying the option monthly thereafter through January 1, 2018.

Employment Agreements and Potential Payments Upon Termination or Change in Control

Jodie P. Morrison

In June 2013, in connection with our appointment of Ms. Morrison as our President and Chief Executive Officer, we entered into an employment agreement with Ms. Morrison. The employment agreement establishes Ms. Morrison’s title, her base salary, her eligibility for an annual bonus and her eligibility for benefits made available to employees generally and also provides for certain benefits upon termination of her employment under specified conditions. Ms. Morrison’s employment is at will. We granted Ms. Morrison two stock options pursuant to the employment agreement: an option for the purchase of 341,300 shares that is subject to time-based vesting and an option for the purchase of 165,251 shares that vested in full upon the closing of our initial public offering in September 2014. See “—Outstanding Equity Awards at Fiscal Year End 2014” above.

On October 15, 2014, the compensation committee of the board of directors approved amendments to the employment agreement with Ms. Morrison to modify the benefits provided under that agreement upon termination of Ms. Morrison’s employment. Under the terms of the revised employment agreement with Ms. Morrison, if Ms. Morrison’s employment is terminated by us without cause or by Ms. Morrison for good reason prior to a change in control, each as defined in her employment agreement, and subject to Ms. Morrison’s execution of a general release of potential claims against us, we have agreed to continue to pay Ms. Morrison her then-current base salary for a period of 12 months and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by us ) for a period of up to 12 months.

In lieu of receiving the benefits described above in connection with a termination of employment, if Ms. Morrison’s employment is terminated by us without cause or by Ms. Morrison for good reason upon or within one year following a change of control, and subject to Ms. Morrison’s execution of a general release of potential claims against us, we have agreed to continue to pay Ms. Morrison her then-current base salary for a period of 18 months and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by us) for a period of up to 18 months, to pay her an amount equal to her target bonus for the year in which the termination occurs and to accelerate in full the vesting of the option subject to time-based vesting granted to Ms. Morrison pursuant to her employment agreement with us.

In addition, under each stock option agreement that we have entered into with Ms. Morrison, other than the stock option agreement for the performance-based option described above, we have agreed that if Ms. Morrison is terminated without cause or resigns for good reason in connection with or within one year after a change in control of our company (as defined in the applicable stock option agreement), then that stock option will vest in full.

Lee H. Kalowski

Mr. Kalowski’s employment agreement establishes his title, his base salary, his eligibility for an annual bonus and his eligibility for benefits made available to employees generally and also provides for certain benefits upon termination of his employment under specified conditions. Mr. Kalowski’s employment agreement also provided for a $45,000 cash signing bonus, which was paid in 2014, as well as reimbursement for up to $30,000 for relocation expenses incurred prior to September 1, 2015. Pursuant to Mr. Kalowski’s employment agreement, in January and April 2015, we paid Mr. Kalowski an aggregate of $30,000 as reimbursement for relocation expenses. Mr. Kalowski’s employment is at will. Pursuant to Mr. Kalowski’s employment agreement, in September 2014, we granted Mr. Kalowski an option to purchase 218,417 shares of common stock and a restricted stock unit award covering 54,604 shares of common stock. Each of these awards is subject to time-based vesting. See “—Outstanding Equity Awards at Fiscal Year End 2014” above.

On October 15, 2014, the compensation committee of the board of directors approved amendments to the employment agreement with Mr. Kalowski to modify the benefits provided under that agreement upon termination of Mr. Kalowski’s employment. Under the terms of the revised employment agreement with Mr. Kalowski, if Mr. Kalowski’s employment is terminated by us without cause or by Mr. Kalowski for good reason prior to a change in control, each as defined in his employment agreement, and subject to Mr. Kalowski’s execution of a general release of potential claims against us, we agreed to continue to pay Mr. Kalowski his then-current base salary for a period of six months and to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by us) for a period of up to six months.

In lieu of receiving the benefits described above in connection with a termination of employment, if Mr. Kalowski’s employment is terminated by us without cause or by Mr. Kalowski for good reason upon or within one year following a change of control, and subject to Mr. Kalowski’s execution of a general release of potential claims against us, we have agreed to continue to pay Mr. Kalowski’s then-current base salary for a period of 12 months and to provide medical and dental benefits (to the extent that he was receiving them at the time he ceased to be employed by us) for a period of up to 12 months, to pay him an amount equal to his target bonus for the year in which the termination occurs and to accelerate in full the vesting of the options and restricted stock units granted to him pursuant to his employment agreement with us.

Karen J. Ferrante, M.D.

Dr. Ferrante’s employment agreement establishes Dr. Ferrante’s title, her base salary, her eligibility for an annual bonus and her eligibility for benefits made available to employees generally and also provides for certain benefits upon termination of her employment under specified conditions. Dr. Ferrante’s employment agreement also provided for a $50,000 signing bonus, which was paid in 2014. Dr. Ferrante’s employment is at will. Pursuant to Dr. Ferrante’s employment agreement, in April 2014, we granted Dr. Ferrante a stock option for the purchase of 258,036 shares that is subject to time-based vesting. See “—Outstanding Equity Awards at Fiscal Year End 2014” above.

On October 15, 2014, the compensation committee of the board of directors approved amendments to the employment agreement with Dr. Ferrante to modify the benefits provided under that agreement upon termination of Dr. Ferrante’s employment. Under the terms of the revised employment agreement with Dr. Ferrante, if Dr. Ferrante’s employment is terminated by us without cause or by Dr. Ferrante for good reason prior to a change in control, each as defined in her employment agreement, and subject to Dr. Ferrante’s execution of a general release of potential claims against us, we agreed to continue to pay Dr. Ferrante her then-current base salary for a period equal to the number of full months worked if Dr. Ferrante’s termination occurs more than six months but less than 12 months after Dr. Ferrante’s commencement of employment with us and her then-current base salary for a period of 12 months if Dr. Ferrante’s termination occurs on or after the one year anniversary of Dr. Ferrante’s commencement of employment with us and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by us) for a period of up to six months.

In lieu of receiving the benefits described above in connection with a termination of employment, if Dr. Ferrante’s employment is terminated by us without cause or by Dr. Ferrante for good reason upon or within one year following a change of control, and subject to Dr. Ferrante’s execution of a general release of potential claims against us, we have agreed to continue to pay Dr. Ferrante’s then-current base salary for a period of 12 months and to provide medical and dental benefits (to the extent that she was receiving them at the time she ceased to be employed by us) for a period of up to 12 months, to pay her an amount equal to her target bonus for the year in which the termination occurs and to accelerate in full the vesting of the option granted to her pursuant to her employment agreement with us.

Other Agreements

We have also entered into employee confidentiality, inventions, non-solicitation and non-competition agreements with each of our named executive officers. Under the employee confidentiality, inventions, non-solicitation and non-competition agreements, each named executive officer has agreed (1) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, (2) not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his or her employment.

401(k) Retirement Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $17,500 in 2014, and have the amount of the reduction contributed to the 401(k) plan. Currently, we do not match employee contributions.

Limitation of Liability and Indemnification

As permitted by Delaware law, we have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors. Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

As permitted by Delaware law, our certificate of incorporation also provides that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by our board of directors; and

•	we will advance expenses to our directors and officers in connection with legal proceedings to the fullest extent permitted by law.

The indemnification provisions contained in our certificate of incorporation are not exclusive. In addition, we have entered into indemnification agreements with each of our directors and executive officers. Each of these indemnification agreements provides, among other things, that we will indemnify such director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer, as applicable, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Each of these indemnification agreements provides that in the event that we do not assume the defense of a claim against a director or executive officer, as applicable, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Director Compensation

Our board of directors has approved a compensation policy for our non-employee directors that is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Our non-employee directors are compensated for their services on our board of directors as follows:

•	each new non-employee director will receive an initial grant of an option under our 2014 Stock Incentive Plan, or the 2014 Plan, to purchase 25,000 shares of common stock upon his or her initial election to our board of directors;

•	each non-employee director who has served on the board for at least three months will receive an annual grant of an option under our 2014 Plan to purchase 12,000 shares of common stock on the date of the first meeting of our board of directors held after each annual meeting of our stockholders;

•	each non-employee director will receive an annual cash fee of $35,000 ($60,000 for the chairman of the board of directors);

•	each non-employee director who is a member of the audit committee will receive an additional annual cash fee of $7,500 ($15,000 for the audit committee chairman);

•	each non-employee director who is a member of the compensation committee will receive an additional annual cash fee of $5,000 ($10,000 for the compensation committee chairman); and

•	each non-employee director who is a member of the nominating and corporate governance committee will receive an additional annual cash fee of $3,750 ($7,500 for the nominating and corporate governance committee chairman).

The stock options granted to our non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our future newly elected non-employee directors will, subject to the director’s continued service on our board, vest with respect to one-third of the shares on the first anniversary of the grant date and quarterly thereafter until the third anniversary of the date of grant. The annual stock options granted to our non-employee directors will, subject to the director’s continued service on our board, vest with respect to 100% of the shares on the first anniversary of the grant date. The initial and annual stock options granted to our non-employee directors will vest in full with respect to the shares then underlying such options upon a change in control.

The annual cash fee will be payable quarterly in arrears on the last day of each quarter. The amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Each non-employee director is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee on which he or she serves.

Our current director compensation arrangements have been in effect since the time of our initial public offering in September 2014. Prior to that time, we did not have a formal non-employee director compensation policy.

The following table sets forth information regarding compensation earned by our current non-employee directors during 2014.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Seth L. Harrison, M.D.	28,889	28,889
Timothy J. Barberich	20,094	20,094
David A. Kessler, M.D.	14,517	14,517
Joseph A. Yanchik, III	14,306	14,306
Stephen Buckley, Jr. (1)	—	—
Cheryl L. Cohen (1)	—	—

(1)	Mr. Buckley and Ms. Cohen were elected to our board of directors in January 2015 and April 2015, respectively.

Reinhard J. Ambros, Ph.D. and Campbell Murray, M.D. were members of our board of directors until their voluntary resignation from our board of directors in September 2014 in connection with our initial public offering. Neither Dr. Ambros nor Dr. Murray earned any compensation in 2014.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2014. As of December 31, 2014, we had three equity compensation plans, each of which was approved by our stockholders: our 2007 Stock Incentive Plan, as amended, or 2007 Plan, our 2014 Plan and our 2014 Employee Stock Purchase Plan, or 2014 ESPP.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,201,531	(2)	$5.54	1,401,086	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	2,201,531		$5.54	1,401,086	(4)

(1)	Consists of the weighted average exercise price of the 2,146,927 stock options outstanding on December 31, 2014. The 54,604 shares underlying restricted stock unit awards outstanding on December 31, 2014 were issued at a weighted average price of $15.00.

(2)	Consists of (i) 1,631,905 shares to be issued upon exercise of outstanding options under our 2007 Plan as of December 31, 2014, (ii) 515,022 shares to be issued upon exercise of outstanding options under our 2014 Plan as of December 31, 2014 and (iii) 54,604 shares underlying unvested restricted stock unit awards under our 2014 Plan as of December 31, 2014.

(3)	Consists of (i) 1,176,086 shares that remained available for future issuance under our 2014 Plan as of December 31, 2014 and (ii) 225,000 shares that remained available for future issuance under our 2014 ESPP as of December 31, 2014. No shares remained available for future issuance under the 2007 Plan as of December 31, 2014.

(4)	Our 2014 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2014 Plan to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2015 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2024, equal to the least of 1,800,000 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors. Our 2014 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2014 ESPP to be added on the first day of each fiscal year, beginning on January 1, 2015 and ending on December 31, 2024, in an amount equal to the least of 450,000 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable fiscal year and an amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2014 and discussed them with our management and our independent registered public accounting firm, PricewaterhouseCoopers LLP.

Our audit committee has also received from, and discussed with, PricewaterhouseCoopers LLP various communications that PricewaterhouseCoopers LLP is required to provide to our audit committee, including the matters required to be discussed by the statement on Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, PricewaterhouseCoopers LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the audit committee of the board of directors of Tokai Pharmaceuticals, Inc.

Stephen Buckley, Jr., Chair

Timothy J. Barberich

Joseph A. Yanchik, III

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

Our certificate of incorporation provides for a classified board of directors. This means our board of directors is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our board of directors currently consists of seven members, divided into three classes as follows:

•	Class I is comprised of Cheryl L. Cohen, Jodie P. Morrison and Joseph A. Yanchik, III, each with a term ending at this annual meeting of stockholders;

•	Class II is comprised of Timothy J. Barberich and David A. Kessler, each with a term ending at the 2016 annual meeting of stockholders; and

•	Class III is comprised of Seth L. Harrison and Stephen Buckley, Jr., each with a term ending at the 2017 annual meeting of stockholders.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated Cheryl L. Cohen, Jodie P. Morrison and Joseph A. Yanchik, III for re-election as Class I directors, each with a term ending at the 2018 annual meeting of stockholders.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of all of the Class I nominees identified above to a three-year term ending at the 2018 annual meeting of stockholders, each such nominee to hold office until his or her successor has been duly elected and qualified. Each of the nominees has indicated a willingness to continue to serve as director, if elected. In the event that any nominee should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We do not expect that any of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF CHERYL L. COHEN, JODIE P. MORRISON AND JOSEPH A. YANCHIK, III TO SERVE AS CLASS I DIRECTORS.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed the firm of PricewaterhouseCoopers LLP, or PricewaterhouseCoopers, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2015. Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers.

PricewaterhouseCoopers has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders.

Audit Fees and Services

PricewaterhouseCoopers was our independent registered public accounting firm for the years ended December 31, 2014 and December 31, 2013. The following table summarizes the fees of PricewaterhouseCoopers billed to us for each of the last two fiscal years.

Fee Category	2014	2013
Audit Fees(1)	$1,094,600	$254,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,094,600	$254,500

(1)	“Audit Fees” consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, our initial public offering which was completed in September 2014 and other professional services provided in connection with regulatory filings or engagements.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-Approval Policies and Procedures

Our audit committee has adopted procedures requiring the pre-approval of all non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the audit committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The audit committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the audit committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

STOCK OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise provided below, the following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2015 by:

•	each person, or group of affiliated persons, known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our current directors;

•	our principal executive officer, and our two other executive officers who served during the year ended December 31, 2014, named in the Summary Compensation table below, whom, collectively, we refer to as our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or restricted stock unit awards that are currently exercisable or will become exercisable within 60 days after March 15, 2015 are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of calculating the percentage ownership of that person, but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, to our knowledge, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to applicable community property laws. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 22,382,340 shares of our common stock outstanding as of March 15, 2015. Except as otherwise set forth below, the address of the beneficial owner is c/o Tokai Pharmaceuticals, Inc., 255 State Street, 6th floor, Boston, Massachusetts 02109. Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with Apple Tree Partners (1)	7,912,079	35.3%
Novartis BioVentures Ltd. (2)	4,644,328	20.7%
Trusts and other entities affiliated with Muneer A. Satter (3)	1,771,688	7.9%
Novo A/S (4)	1,149,706	5.1%
Executive Officers and Directors
Jodie P. Morrison (5)	493,842	2.2%
Lee H. Kalowski (6)	43,227	*
Karen J. Ferrante, M.D. (7)	86,016	*
Seth L. Harrison, M.D. (8)	8,124,773	36.3%
Timothy J. Barberich (9)	138,737	*
David A. Kessler, M.D. (10)	23,503	*
Joseph A. Yanchik, III (11)	47,204	*
Stephen Buckley, Jr.	—	—
Cheryl L. Cohen	—	—
All executive officers and directors as a group (10 persons) (12)	9,046,439	39.1%

(1)

Based on information provided in a Schedule 13D filed by Apple Tree Partners II, L.P. on September 30, 2014. Consists of (i) 4,218,641 shares of common stock held by Apple Tree Partners II, L.P., (ii) 3,568,438 shares of common stock held by Apple Tree Partners II – Annex, L.P. and (iii) 125,000

shares of common stock held by Apple Tree Partners IV, L.P. Dr. Seth L. Harrison, a member of our board of directors, is a principal of the general partner of each of Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., and Dr. Harrison disclaims beneficial ownership of the shares held by each of Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., except to the extent of his pecuniary interest therein. Dr. Harrison has sole voting and investment control and power over the shares held by Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P. The address of Apple Tree Partners is 47 Hulfish Street, Suite 441, Princeton, NJ 08542.

(2)	Based on information provided in a Schedule 13D filed by Novartis Bioventures Ltd. on October 1, 2014. Consists of 4,644,328 shares of common stock held by Novartis BioVentures Ltd., a Bermuda corporation. Novartis BioVentures Ltd. is a wholly-owned indirect subsidiary of Novartis AG, which is an indirect beneficial owner of the reported securities. The address of Novartis Bioventures Ltd. is PO Box HM 2899, Hamilton HM LX, Bermuda.

(3)	Based on information provided in a Schedule 13G filed by Muneer A. Satter on February 12, 2015. Consists of (i) 745,969 shares of common stock that are held by the Muneer A. Satter Revocable Trust for which Mr. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares and (ii) 1,025,719 shares of common stock that are held by various other trusts and other entities for which Mr. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares. The address for Mr. Satter is Muneer A. Satter, c/o Satter Investment Management, LLC, 676 North Michigan Avenue, Suite 4000, Chicago, IL 60611.

(4)	Based on information provided in a Schedule 13G filed by Novo A/S on October 22, 2014. Novo A/S is a Danish limited liability company that is wholly owned by Novo Nordisk Fonden (the “Foundation”), a Danish commercial foundation. Novo A/S is the holding company in the group of Novo companies (currently comprised of Novo Nordisk A/S, Novozymes A/S, New Xellia Group A/S and Sonion A/S) and is responsible for managing the Foundation’s assets, including its financial assets. Based on the governance structure of Novo A/S and the Foundation, the Foundation is not deemed to have any beneficial ownership of the securities of the Issuer held by Novo A/S. The address for Novo A/S is Tuborg Havnevej 19, 2900 Hellerup, Denmark.

(5)	Consists of (i) 9,551 shares of common stock and (ii) 484,291 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date.

(6)	Consists of (i) 36,402 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date and (ii) 6,825 shares of common stock underlying restricted stock units that will vest within 60 days after March 15, 2015.

(7)	Consists of 86,016 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date.

(8)	Consists of (i) 212,694 shares of common stock held by Dr. Harrison, (ii) 4,218,641 shares of common stock held by Apple Tree Partners II, L.P., (iii) 3,568,438 shares of common stock held by Apple Tree Partners II – Annex, L.P. and (iv) 125,000 shares of common stock held by Apple Tree Partners IV, L.P. Dr. Seth L. Harrison, a member of our board of directors, is a principal of the general partner of each of Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., and Dr. Harrison disclaims beneficial ownership of the shares held by each of Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P., except to the extent of his pecuniary interest therein. Dr. Harrison has sole voting and investment control and power over the shares held by Apple Tree Partners II, L.P., Apple Tree Partners II – Annex, L.P. and Apple Tree Partners IV, L.P.

(9)	Consists of (i) 121,077 shares of common stock and (ii) 17,660 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date.

(10)	Consists of 23,503 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date.

(11)	Consists of (i) 25,546 shares of common stock and (ii) 21,658 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date.

(12)	Consists of (i) 8,280,947 shares of common stock, (ii) 758,667 shares of common stock underlying options that are exercisable as of March 15, 2015 or will become exercisable within 60 days after such date and (iii) 6,825 shares of common stock underlying restricted stock units that will vest within 60 days after March 15, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors and officers and holders of 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2014.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for our 2016 Annual Meeting

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2016 annual meeting of stockholders, stockholder proposals must be received by us no later than January 1, 2016, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2016 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2015 annual meeting, in which case, the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2016 annual meeting of stockholders but not included in the proxy statement by March 19, 2016, but not before February 18, 2016, which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2016 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to Tokai Pharmaceuticals, Inc., Attention: Nominating and Corporate Governance Committee, 255 State Street, 6th floor, Boston, Massachusetts 02109.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials and our 2014 annual report to stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, to you if you write or call us at Tokai Pharmaceuticals, Inc., 255 State Street, 6th floor, Boston, Massachusetts 02109, Attn: Investor Relations, telephone: (212) 600-1902. If you would like to receive separate copies of our proxy materials and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

ANNUAL MEETING OF TOKAI PHARMACEUTICALS, INC.

Date:	Wednesday, June 17, 2015
Time:	9:00 A.M. (Eastern Time)
Place:	60 State Street, Boston, MA 02109

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

1:	The election of three Class I directors, each to serve for a three-year term expiring at the 2018 annual meeting of stockholders or until his or her successor has been duly elected and qualified.

01 Cheryl L. Cohen
02 Jodie P. Morrison
03 Joseph A. Yanchik, III

Vote For	Withhold Vote From	Vote For
All Nominees	All Nominees	All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

Note:	The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To attend the meeting and vote your shares in person, please mark this box.	☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate or book-entry record. If held in joint tenancy, all holders should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Tokai Pharmaceuticals, Inc.

to be held on Wednesday, June 17, 2015

for Holders as of April 23, 2015

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	Call
TELEPHONE (866) 206-4382

Go To www.proxypush.com/tkai • Cast your vote online 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instructions Form ready. • View Meeting Documents.	OR MAIL	• Use any touch-tone telephone toll-free 24 hours a day/7 days a week. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Jodie P. Morrison, Lee H. Kalowski and John S. McBride, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and any of them, to vote all the shares of capital stock of Tokai Pharmaceuticals, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, (Reg 14a-4(b)(1)) SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSAL IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

All votes must be received by 11:59 P.M., Eastern Time, June 16, 2015.

PROXY TABULATOR FOR TOKAI PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #